Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Form S-4 Registration Statement of our report dated August 17, 2009, except for the effects of the reverse merger discussed in Notes 1 and 8, as to which the date is August 21, 2009, relating to the consolidated financial statements of Midas Medici Group Holdings, Inc. and subsidiaries, formerly Utilipoint International, Inc. and subsidiary, as of December 31, 2008 and for each of the years in the two-year period ended December 31, 2008, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ REDW LLC

Albuquerque, New Mexico

June 30, 2010